Exhibit 99.1

For Immediate Release	Contact:	Kos Pharmaceuticals, Inc. Constance Bienfait Executive Director Corporate Communications (954) 331-3760

KOS REPORTS EXCEPTIONAL 2004 FOURTH QUARTER AND YEAR-END RESULTS
AND FORECASTS STRONG GROWTH FOR 2005

Fourth Quarter 2004 Highlights
•	Revenue increased 73% to $150.7 million
•	Net income increased 154% to $53 million; EPS grew 135% to $1.15

Full Year 2004 Highlights
•	Revenue increased 69% to a record $497.1 million
•	Net income increased 140% to $142.3 million; EPS more than doubled to $3.13
•	Cash from operations increased 253% to $196.4 million
•	Cash balance was $258.7 million at year-end

Full Year 2005 Guidance
•	Annual revenue projected to increase to $655 — $665 million
•	Pre-tax earnings projected to increase approximately 70% from 2004
•	Fully-diluted earnings per share projected to be $2.55 — $2.65, excluding the impact of expensing stock options and accounting for Triad investment

CRANBURY, NJ, March 3, 2005 — Kos Pharmaceuticals, Inc. (Nasdaq: KOSP) today announced financial results for the fourth quarter and the year ended December 31, 2004.

For the fourth quarter of 2004, revenue increased 73% to a record $150.7 million, from $87.3 million in the fourth quarter in 2003. For the year ended December 31, 2004, revenue increased 69% to $497.1 million, from $293.9 million in 2003. The significant increase in revenue for the year was primarily attributable to strong sales growth of the portfolio, which benefited from the highly successful co-promotion arrangement with Takeda Pharmaceuticals North America, Inc. (“Takeda”) and from the addition of Azmacort® to the Company’s product portfolio.

For the fourth quarter of 2004, net income increased 154% to $53 million, or $1.15 per fully diluted share, compared with net income of $20.9 million, or $0.49 per fully diluted share for the comparable period in 2003. The Company’s robust revenue growth, coupled with solid control of operating expenses, resulted in operating margins increasing to a record 35% for the fourth quarter of 2004, demonstrating the leverage that Kos continues to extract from the business. For the year ended December 31, 2004, Kos’ second full year of profitability, net income grew 140% to $142.3 million or $3.13 per fully diluted share from $59.4 million, or $1.53 per fully diluted share in 2003. Kos generated

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$59.4 million in cash from operations in the fourth quarter and $196.4 million for the full year. As of December 31, 2004, the Company had $258.7 million in cash and marketable securities, nearly replenishing all of the cash used to purchase Azmacort early in the year.

In the fourth quarter of 2004, revenue from Niaspan® amounted to $92.7 million, representing a 39% increase from $66.8 million in the comparable quarter in 2003. Advicor® sales accounted for $30.5 million, a 49% increase from $20.5 million during the fourth quarter of last year. For the full year, Kos recorded $320.6 million of Niaspan revenue, an increase of 42% from 2003, while Advicor sales reached a new high of $108.2 million, or a 60% increase from full-year 2003. For the year, total prescriptions for Kos’ cholesterol franchise grew 22% from 2003, or 1.7 times faster than the overall cholesterol market, thus achieving a record 3.38% market share for total cholesterol prescriptions. The impressive growth in prescriptions is a direct result of the Takeda partnership, which enabled increased promotion to a wider group of physicians. Additionally, Kos has increasingly focused its promotion in the high potential primary care group, resulting in increased call frequency with target doctors, thereby reaching more at-risk patients.

Azmacort, a product Kos acquired from Aventis (now Sanofi-Aventis) in March 2004, contributed sales of $27.5 million in the fourth quarter of 2004 and $68.3 million for the last nine-month period in 2004. Including the first quarter of 2004 (before Kos began recording sales) sales for Azmacort for full year 2004 were $93 million, slightly surpassing the $88 million of sales registered in the previous year.

“Clearly, 2004 was the strongest year in the Company’s history, exceeding all expectations and positioning us to be well on track to meet all of our short, medium and long-term goals,” said Adrian Adams, President and Chief Executive Officer. “During the year, we successfully integrated two commercialization initiatives, namely the Takeda co-promotion and the re-launch of Azmacort, that have resulted in significant accretion in the first year. The strong cash flow generation from these efforts provides opportunities to fund key corporate development activities and to make important investments in R&D, thus solidifying our long-term growth prospects and our objective to continue to deliver superior financial results.”

The Company announced today that the FDA accepted the submission of the IND for KS01017, its cardiometabolic product under development. Kos also announced today, that it has added three new inhalation products to the R&D pipeline. Two of these are for the treatment of asthma and one is for endometriosis. In conjunction with the HDL sponsored research program with Triad Pharmaceuticals, Inc. and the University of California — Irvine, Kos has also made considerable progress in identifying promising leads covering improved niacin analogs, certain enzyme inhibitors and apo A-1 mimetics and anticipates completing proof-of-principle preclinical efficacy studies with certain of these programs within the next 12 to 18 months.

With respect to the financial outlook for 2005, the Company expects annual revenue for the full year to grow to $655 — $665 million. Excluding the impact of expensing stock options and the accounting for the Triad equity investment, (in which Kos consummated an initial $4 million of a proposed aggregate $8 million equity investment in February 2004) the Company expects fully diluted earnings per share for 2005 to be $2.55 — $2.65, which reflects a full tax provision, in line with enacted statutory rates for 2005. The Company expects continued leverage in 2005, best exemplified by the projected growth in pre-tax earnings of approximately 70% from 2004. The Company plans to maintain its research and development focus, increasing product development investments 35% — 40% from 2004, excluding the effect of the one-time, $38 million in-process R&D write-off associated with purchase of Azmacort HFA. Additionally, the Company plans to continue to build its core competency in sales and marketing through a planned expansion of its sales force by approximately 15% to 550 representatives by mid-2005.

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Consistent with patterns in previous years, wherein the first quarter is seasonally weak in the cholesterol market, the Company expects revenue in the first quarter of 2005 to be essentially flat from the fourth quarter of 2004. Additionally, the Company expects earnings per share in the first quarter of 2005 to be approximately $0.50 — $0.55 per fully diluted share (excluding the impact of the accounting for the investment in Triad) because of the combination of the tepid revenue and the expected significant increase in selling expenses, including the cost of Kos’ National Sales Meeting and certain royalties.

Kos’ senior management will host a conference call at 1:00 p.m. ET to discuss the Company’s quarterly and full-year results. The conference call will be available live via the Internet by accessing Kos’ website at www.kospharm.com. Please go to the website at least fifteen minutes prior to the call to register, download and install any necessary audio software. For those who cannot access the webcast, you can dial into the conference call at 913-981-4902 domestic or international, conference passcode 5758440. A replay will also be available on the website or by calling 719-457-0820 domestic or international, and entering 5758440 from 3:00 PM ET today, until 12:00 AM ET on Saturday, March 5, 2005.

Kos Pharmaceuticals, Inc. is a fully integrated specialty pharmaceutical company engaged in developing, commercializing, manufacturing and marketing proprietary prescription products for the treatment of chronic diseases. The Company’s principal product development strategy is to reformulate existing pharmaceutical products with large market potential to improve safety, efficacy, or patient compliance. The Company currently markets Niaspan and Advicor for the treatment of cholesterol disorders, and Azmacort for the treatment of asthma. Kos is developing additional products, has proprietary drug delivery technologies in solid-dose and aerosol metered-dose inhalation administration and is pursuing certain strategic business development and licensing opportunities.

Certain statements in this press release, including statements regarding the Company’s ability to continue to grow sales of Niaspan, Advicor and Azmacort, ability to meet short, medium and long-term goals and deliver superior financial results, specifically with respect to its 2005 projected financial outlook (which assumes that Barr Laboratories does not launch its generic version of Niaspan at risk), expectations regarding Q1 2005 revenues and expenses, expectations regarding its effective tax rate, ability to make important investments in research and development, commercial operations and corporate development, ability to continue its growth trajectory and develop additional products, ability to market products in Europe and elsewhere, ability to receive FDA approval for future products, ability to succeed with additional important strategic business development opportunities, ability to progress its research and development pipeline, ability to reach more “at –risk” patients, ability to grow the sales force, ability to protect and enforce its intellectual property and thus protect its products, increased expectations regarding revenue in future periods, increased expectations regarding earnings per share, and ability to continue to generate cash from operations are forward-looking and are subject to risks and uncertainties which may cause actual results to differ materially from those projected in a forward-looking statement. These risks and uncertainties include the Company’s ability to attract and retain sales professionals, the Company’s ability to grow revenue and control expenses, the protection afforded by the Company’s patents, the Company’s ability to build awareness for Niaspan, Advicor and Azmacort within the medical community, the continued success of the alliance with Takeda Pharmaceuticals North America, Inc., the continuing growth of the cardiovascular and respiratory markets, the Company’s ability to maintain its compliance with FDA regulations and standards without adversely affecting the Company’s manufacturing capability or ability to meet its production requirements or profit margins, the Company’s ability to prevent generic manufacturers, including Barr Laboratories, from commercializing a generic version of the Company’s Niaspan product, the Company’s ability to ensure compliance with prescription drug sales and marketing laws and regulations, changes in the regulatory environment governing the Company’s compliance with the FDA, PTO, tax and competition issues, the effect of conditions in the pharmaceutical industry and the economy in general, as well as certain other risks. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Information: Certain Cautionary Statements” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, to be filed with the Securities and Exchange Commission, and in other reports filed with the SEC. All information in this press release is as of March 3, 2005 and the C ompany undertakes no duty to update this information.

This release is also available at http://www.kospharm.com

- Table To Follow -

Kos Pharmaceuticals, Inc. and Subsidiaries

SELECTED FINANCIAL INFORMATION

	Three Months Ended				Year Ended
	December 31,				December 31,
	2004		2003		2004		2003
	(unaudited)
Condensed Consolidated Statement of Operations
(in thousands, except per share data)
Revenues	$150,710		$87,276		$497,104		$293,907	(V)
Cost of Sales	10,424		6,185		36,926		20,038

	140,286		81,091		460,178		273,869

Operating Expenses:
Research and development	20,476		16,356		111,064	(II)	52,203
Selling, general and administrative	66,295		41,869		235,718	(III)	156,469

Total operating expenses	86,771		58,225		346,782		208,672

Income from Operations	53,515		22,866		113,396		65,197
Interest and Other (Income)/Expense	(352)		502		(4,747	)(III)	2,904
Provision for/(Benefit from) Income Taxes	843		1,462		(24,176	)(IV)	2,879

Net Income	$53,024		$20,902		$142,319		$59,414

Net Income per Share:
Basic	$1.34		$0.86		$3.76		$2.71
Diluted	1.15	(I)	0.49	(I)	3.13	(I),(VI)	1.53	(I)

Shares Used in Computing Net Income per Share:
Basic	39,701		24,203		37,898		21,914
Diluted	46,154		44,401		45,836		41,033

	December 31,		December 31,
	2004		2003
Condensed Consolidated Balance Sheet
(in thousands)
Cash and Cash Equivalents	$258,703	(VII)	$259,958	(VII)
Accounts Receivable, net	74,568		37,466	(VIII)
Deferred Tax Asset, current	41,186		—
Other Current Assets	22,221		16,529
Fixed Assets, net of depreciation	23,341		17,841
Deferred Tax Asset, non-current	13,346		—
Intangible Assets	150,079		—
Other Assets	3,482		3,727

Total assets	$586,926		$335,521

Current Liabilities	$151,575		$65,894	(VIII)
Long-term debt	209		30,000
Shareholders’ Equity	435,142		239,627

Total liabilities and shareholders’ equity	$586,926		$335,521

Notes:

(I)	Calculation of fully diluted EPS reflects net income excluding $264,000 and $788,000 in interest expense for the quarters ended December 31, 2004 and 2003, respectively, and $1,209,000 and $3,316,000 for the twelve months ended December 31, 2004 and 2003, respectively, associated with the Company’s convertible credit facilities.

(II)	Includes the effect of a one-time, $38.0 million in-process R&D write-off associated with the acquisition of the Azmacort product.

(III)	Includes the effect of a $6.0 million settlement received from Andrx, of which $2.0 million was recorded as reimbursement of operating expenses and $4.0 million as other income.

(IV)	Includes a tax benefit of $71.2 million associated with the reversal of the Company’s deferred tax asset valuation allowance.

(V)	Includes the effect of a one-time, $11.1 million revenue benefit resulting from a change in accounting estimate.

(VI)	Includes a (i) tax benefit of $71.2 million, which had a positive income statement impact of $1.55 per share, associated with the reversal of the Company’s deferred tax asset valuation allowance during 2004, (ii) $38 million charge associated with the Azmacort HFA acquisition, which had a negative income statement impact of $0.83 per share, on a pretax basis, and (iii) the impact of the Andrx settlement, of $6 million, which had a positive income statement impact of $0.13 per share, on a pretax basis.

(VII)	Includes $17.1 million and $17.8 million of cash pledged as collateral under the Company’s letters of credit facility as of December 31, 2004 and 2003, respectively.

(VIII)	Certain amounts have been reclassified to conform with the 2004 presentation.